UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total Fee Paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3	Filing Party:

4.	Date Filed:

17801 Georgia Avenue
Olney, Maryland 20832
301-774-6400
March 15, 2007
Dear Shareholder:
     On behalf of the Board of Directors, we are pleased to invite you to the Annual Meeting of Shareholders on Wednesday, April 18, 2007 at 3:00 p.m., at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland. The official notice of meeting and proxy statement on the following pages contain information about the meeting. The Board of Directors recommends that you vote FOR the election of the director-nominees and FOR the ratification of appointment of the independent registered public accounting firm. We have also enclosed the 2006 Annual Report, including our financial statements. In addition to the business matters contained in the proxy statement, we will review operating results for the past year and other information concerning Sandy Spring Bancorp, Inc. We believe you will find the meeting to be informative.
     Even if you own only a few shares it is important that your shares be represented at the meeting and we urge you to vote your shares by returning your proxy card as soon as possible. If you have any questions, please call Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary, at 301-774-6400 or 800-399-5919.
     Thank you for the cooperation and continuing support you have given this institution.
Sincerely,

W. Drew Stabler
Chairman of the Board

Hunter R. Hollar
President and Chief Executive Officer

NOTE: THIS PAGE INTENTIONALLY LEFT BLANK

2

SANDY SPRING BANCORP, INC.
17801 Georgia Avenue, Olney, Maryland 20832
NOTICE OF 2007 ANNUAL SHAREHOLDERS MEETING

Date:	Wednesday, April 18, 2007

Time:	3:00 p.m., Eastern Time

Place:	Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, MD 21029
     A Proxy and Proxy Statement for the Annual Meeting and the 2006 Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. (“Bancorp”) are enclosed. The Proxy Statement and Proxy are being furnished to you in connection with the solicitation of proxies by Bancorp’s Board of Directors for use at the Annual Meeting.
     The purposes of the Annual Meeting are:
(1)	To elect the six (6) directors named in the attached Proxy Statement, five (5) to serve as Class I directors with terms expiring at the 2010 Annual Meeting, and one (1) director to serve as a Class III director with a term expiring at the 2009 Annual Meeting, in each case until their successors are duly elected and qualified;

(2)	To ratify the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for the year 2007; and

(3)	To transact any other business as may properly come before the Annual Meeting.
     Note: The Board of Directors is not aware of any other business to come before the Annual Meeting.
     Only shareholders of record of Sandy Spring Bancorp’s common stock as of the close of business on March 5, 2007 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof. To grant a proxy to vote your shares, you are requested to fill in and sign the enclosed Form of Proxy and to mail it in the enclosed envelope. The Proxy will not be used if you attend and choose to vote in person at the Annual Meeting. Please vote promptly whether or not you expect to attend the Annual Meeting.
     In the event that there are not sufficient votes to conduct the election of directors or to approve other business properly before the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by Bancorp.

By Order of the Board of Directors,

Ronald E. Kuykendall
Executive Vice President,
General Counsel & Secretary
March 15, 2007
Olney, Maryland
IT IS IMPORTANT THAT THE PROXY CARD BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF THIS ENVELOPE IS MAILED IN THE UNITED STATES.

SANDY SPRING BANCORP, INC.
Proxy Statement

ii

SANDY SPRING BANCORP, INC.
Proxy Statement
Annual Meeting of Shareholders
April 18, 2007
Solicitation, Voting, and Revocability of Proxies
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sandy Spring Bancorp, Inc. (“Bancorp”) to be used at the 2007 Annual Meeting of Shareholders. The Annual Meeting will be held on Wednesday, April 18, 2007, at 3:00 p.m. EST at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland. The Notice of Annual Meeting, the Proxy, and this Proxy Statement are being first mailed together on or about March 15, 2007, to shareholders of record as of the close of business on March 5, 2007.
If the enclosed Proxy is properly executed and returned to Bancorp in time to be voted at the Annual Meeting, the shares represented by it will be voted in accordance with the instructions marked on the form. Executed but unmarked proxies will be voted FOR Proposal I to elect the six director-nominees of Bancorp’s Board of Directors as directors and FOR Proposal II to ratify the appointment of the independent registered public accounting firm. Proxies marked as abstentions and shares held in street name that have been designated by brokers on proxies as not voted will not be counted as votes cast, but will be counted for purposes of determining a quorum at the Annual Meeting. Bancorp does not know of any other matters that are to come before the Annual Meeting except for incidental, procedural matters. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.
The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary, a written notice of revocation; by delivering to Bancorp a duly executed proxy bearing a later date; or by attending the Annual Meeting and voting in person.
Many shareholders whose shares are held in accounts at brokerage firms or banks will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Shareholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder. To revoke a proxy previously submitted electronically through the Internet or by telephone, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies personally or by telephone or telegraph through its directors, officers, and regular employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.
We plan to take advantage of the householding rules of the Securities and Exchange Commissions that permit us to deliver one set of the proxy materials and annual report to shareholders who have the same address, unless they request otherwise. Doing so will allow us to reduce the expenses of delivering duplicate materials. We will continue to send a separate proxy card for each shareholder residing at a shared address.
A separate notice of our intention to use the householding rules is included with this mailing. Please note that if you own Bancorp common stock through a nominee (such as a bank or broker), information regarding householding should be forwarded to you by the nominee.

The securities that can be voted at the Annual Meeting consist of shares of common stock, par value $1.00 per share (the “Common Stock”), of Bancorp. Each share entitles its owner to one vote on all matters. The close of business on March 5, 2007 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the Annual Meeting. There were approximately 2,400 record holders of the Common Stock as of February 16, 2007. The number of shares outstanding on February 16, 2007 was approximately 15,723,367. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.
A copy of the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (“SEC”), but excluding exhibits, is provided with this Proxy Statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K upon payment of a reasonable fee by writing Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Website at www.sec.gov or through Bancorp’s Investor Relations Website maintained at www.sandyspringbank.com.
Shareholders whose shares are held in a brokerage firm or bank and who share the same address may receive only one Annual Report on Form 10-K and one Proxy Statement, unless the shareholder has provided contrary instructions. Shareholders who wish to receive separate copies of the Annual Report on Form 10-K or the Proxy Statement or who wish to receive separate copies of future annual reports and proxy statements, and shareholders sharing an address who received multiple copies of these documents but wish to request delivery of single copies of them should follow the instructions provided by the shareholders’ brokerage firms or banks or contact Mr. Kuykendall at the above address or by phone at 301-774-6400 or 800-399-5919.
PROPOSAL I : Election of Directors
The Board of Directors has set the total number of directors at fifteen, in accordance with Bancorp’s Articles of Incorporation and Bylaws. Bancorp’s Articles of Incorporation divide the directors into three classes, as nearly equal in number as possible. In general, the term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. At the Annual Meeting a total of five director-nominees will be elected for three-year terms and one director nominee will be elected for a two-year term. With respect to the election of directors, each shareholder of record on the record date is entitled to one vote for each share of Common Stock held. A plurality of all the votes cast at the Annual Meeting will be sufficient to elect a nominee as a director.
Information as to Nominees and Incumbent Directors
The following table sets forth the names of the Board of Directors’ six nominees for election as directors. Also shown is certain other information, some of which has been obtained from Bancorp’s records and some of which has been supplied by the nominees and continuing directors, with respect to their principal occupations during at least the past five years, their ages at December 31, 2006, the periods during which they have served as directors, and the positions they currently hold with Bancorp. It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the one nominee listed below for a term of two years and five nominees listed below for terms of three years unless otherwise directed by the shareholder. The Board of Directors believes that each of the nominees will stand for election and will serve if elected as director. If any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Incumbent Class III Director-Nominee for Term to Expire at the 2009 Annual Meeting:

		Position(s) Held	Member of	Current Term
Name	Age	with Bancorp	Board Since(1)	Expires

Marshall H. Groom	68	Director	2007	2009

Incumbent Class I Director–Nominees for Terms to Expire at the 2010 Annual Meeting:
Solomon Graham	63	Director	1994	2007
Gilbert L. Hardesty	66	Director	1997	2007
Charles F. Mess	68	Director	1987	2007
Lewis R. Schumann	63	Director	1994	2007
W. Drew Stabler	69	Chairman of the Board of Directors	1986	2007
Continuing Directors:
Incumbent Class II Directors:

		Position(s) Held	Member of	Current Term
Name	Age	with Bancorp	Board Since(1)	Expires

John Chirtea	69	Director	1990	2008
Mark E. Friis	51	Director	2005	2008
Hunter R. Hollar	58	President, Chief Executive Officer and Director	1990	2008
Pamela A. Little	52	Director	2005	2008
Craig A. Ruppert	53	Director	2002	2008

Incumbent Class III Directors:
Susan D. Goff	61	Director	1994	2009
Robert L. Mitchell	70	Director	1991	2009
Robert L. Orndorff, Jr.	50	Director	1991	2009
David E. Rippeon	57	Director	1997	2009

(1)	The Boards of Directors of Bancorp and its principal subsidiary, Sandy Spring Bank (the “Bank”), are composed of the same persons. Includes term of office as a director of the Bank prior to the formation of Bancorp as the holding company for the Bank in January 1988.
The principal occupation(s) and business experience of each nominee and director of Bancorp for at least the last five years are shown below.
Director-Nominees:
Solomon Graham is founder, President and Chief Executive Officer of Quality Biological, Inc., a biotechnology firm providing reagents for medical research.
Marshall H. Groom is a former director of Potomac Bank of Virginia and past chairman of the board of that bank. Mr. Groom became a Bancorp board member effective as of February 15, 2007 and is a Director-Nominee pursuant to the terms of the definitive agreement dated October 10, 2006 and plan of merger entered into between Bancorp, Sandy Spring Bank and Potomac Bank of Virginia.
Gilbert L. Hardesty is a retired bank executive, having served as President of Crestar Bank-Annapolis from June 1994 to June 1997 and as President of Annapolis Federal Savings Bank from April 1986 to June 1994.
Charles F. Mess, M.D. is practicing Physician of Potomac Valley Orthopaedic Associates Chtd.
Lewis R. Schumann is a Partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd.
W. Drew Stabler is a Partner in Sunny Ridge Farm, a crop and livestock operation in Laytonsville, Maryland.

Incumbent Directors:
John Chirtea is a Real Estate Consultant who is retired from LCOR, a real estate development company.
Mark E. Friis is President and Chief Executive Officer and senior principal of Rodgers Consulting, Inc., in Frederick, Maryland, a land planning and engineering firm.
Susan D. Goff is a retired executive, formerly employed by Mid-Atlantic Medical Services, Inc., a health maintenance organization.
Hunter R. Hollar is President and Chief Executive Officer of Bancorp and the Bank.
Pamela A. Little is a financial and business consultant. She is the former Chief Financial Officer of Athena Innovative Solutions, Inc., a government contracting firm. She is also the former Chief Financial Officer of ZKD, Inc. a provider of professional services to the federal government.
Robert L. Mitchell is Chairman and Chief Executive Officer of Mitchell and Best Group, LLC, in Rockville, Maryland, which is engaged in home building and real estate development.
Robert L. Orndorff, Jr. is President of RLO Contractors, Inc. in Dayton, Maryland, an excavating contractor.
David E. Rippeon is President and Chief Executive Officer of Gaithersburg Equipment Company and Frederick Equipment Company, a tractor and equipment dealership.
Craig A. Ruppert is President and owner of The Ruppert Companies, comprised of nursery and landscaping, business investment and management, and commercial real estate development and management businesses.
The Board of Directors recommends a vote “FOR” each of the nominees named above as a director of Bancorp.
Corporate Governance and Other Matters
During 2006, each of Bancorp’s and the Bank’s Boards of Directors held thirteen regular meetings.
The average attendance was 94% for meetings of Bancorp’s and the Bank’s Boards of Directors. All incumbent directors attended 75% or more of the aggregate of (a) the total number of meetings of the Boards of Directors and (b) the total number of meetings held by all committees on which they served during the period of their service during the year.
Bank directors who are not employed by the Bank receive an annual retainer of $14,000 ($35,000 for the Chairman), plus $7,500 for the Audit Committee Chairman and $5,000 for all other Committee Chairmen and fees of $1,100 for attendance at each meeting of the Board of Directors. Directors also receive $1,000 for each committee meeting. Bancorp directors who are not employed by Bancorp do not receive any additional compensation (beyond compensation received for service as bank directors) except as follows. Such directors receive fees of $1,100 for attendance at each meeting of Bancorp’s Board of Directors not held in conjunction with a meeting of the Bank’s Board of Directors. Bancorp directors are also eligible to receive non-incentive stock options and restricted shares under Bancorp’s 2005 Stock Plan. These options have a maximum term of 7 years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution. Options for 16,263 shares and 3,497 restricted shares were granted in 2006 to directors who were not employees of Bancorp or any of its subsidiaries, at an exercise price of $37.40. Under the Director’s Stock Purchase Plan, directors may elect to apply from 50% to 100% of their annual retainers to purchase newly issued Bancorp common stock at market value.
Directors of the Bank are eligible to defer all or a portion of their fees under Director Fee Deferral Agreements between the Bank and individual directors. Amounts deferred accrue interest at the prime rate. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director’s service on the board. The Director Fee Deferral Agreements also provide for benefits that may exceed deferred fees and accrued interest in the event a party dies while a director of the Bank, but only to the extent the

Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.
DIRECTORS’ COMPENSATION

					Change in
					Pension Value
					and Nonqualified
	Fees Earned				Deferred
	or Paid in	Stock	Option	Non-Equity	Compensation
	Cash	Awards	Awards	Incentive Plan	Earnings
Name	(1)	(2)	(3)	Compensation	(4)	Total
John Chirtea	$43,000	—	—	—	$13,732	$56,732
Mark E. Friis	32,700	—	—	—	—	32,700
Susan D. Goff	—	—	—	—	50,987	50,987
Solomon Graham	7,500	—	—	—	33,721	41,221
Gilbert L. Hardesty	43,600	—	—	—	—	43,600
Pamela A. Little	17,000	—	—	—	18,263	35,263
Charles F. Mess	24,750	—	—	—	11,820	36,570
Robert L. Mitchell	45,100	—	—	—	—	45,100
Robert L. Orndorff, Jr.	—	—	—	—	67,627	67,627
David E. Rippeon	34,300	—	—	—	—	34,300
Craig A. Ruppert	31,500	—	—	—	—	31,500
Lewis R. Schumann	—	—	—	—	56,707	56,707
W. Drew Stabler	74,700	—	—	—	—	74,700

(1)	Please see the description of the director’s fees above.

(2)	At year-end 2006, the above directors each had 269 shares of restricted stock that were awarded under Bancorp’s 2005 Omnibus Stock Plan in December 2006. All compensation expense for these awards will be recorded in years after 2006.

(3)	Stock options exercisable for 1,251 shares of Bancorp common stock were issued to each director in December 2006 under Bancorp’s 2005 Omnibus Stock Plan. At year-end 2006, the above directors held the options exercisable for the following number of shares: Chirtea-6,351, Friis-526, Goff-4,735, Graham-3,788, Hardesty-9,330, Little-526, Mess-6,023, Mitchell-7,054, Orndorff-8,379, Rippeon-5,649, Ruppert-4,132, Schumann-8,172, and Stabler-8,528. All compensation expense for these awards will be recorded in years after 2006.

(4)	Changes in values under Bancorp’s Director Fee Deferral Agreement, described above.
Committees
Bancorp’s Board of Directors has standing Audit, Executive, Human Resources and Nominating Committees. The Executive Committee performs the functions of a corporate governance committee. The Human Resources Committee performs the functions of a compensation committee. The functions, composition, and number of meetings for these committees in 2006 were as follows:
Audit Committee—The Audit Committee is composed of John Chirtea, Chairman, Mark E. Friis, Gilbert L. Hardesty, Pamela A. Little, Charles F. Mess, and Craig A. Ruppert. The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The audit committee reviews the Forms 10-K and 10-Q prior to filing. All members of the committee are “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the Federal Deposit Insurance Act and related regulations (the “FDIA”), and the Listing Standards of the NASDAQ Stock Market, Inc., (the “Listing Standards”). Members of the committee also meet all other applicable requirements of the SEC, FDIA, and Listing Standards for financial, accounting or related expertise. The Board of Directors has determined that Ms. Pamela A. Little qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. During 2006, four meetings were held.
Executive Committee—The Executive Committee is composed of W. Drew Stabler, Chairman, Susan D. Goff, Gilbert L. Hardesty, Hunter R. Hollar, Robert L. Mitchell, Robert L. Orndorff, Jr. and Lewis R. Schumann. In addition to conducting board business between regular monthly meetings, the Executive Committee serves the function of a corporate governance committee. It provides oversight and guidance to the Board of Directors to ensure that the structure, policies, and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of Bancorp. The committee reviews and evaluates the polices and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in the Corporate Governance Policy and the written charter, which is available on the Investor Relations area of Bancorp’s Website at www.sandyspringbank.com. During 2006, thirteen meetings were held.
Human Resources (Compensation) Committee—The Human Resources Committee is composed of Robert L. Mitchell, Chairman, John Chirtea, Susan D. Goff, Charles F. Mess, Robert L. Orndorff, Jr., David E. Rippeon and W. Drew Stabler. Members of the committee are independent directors within the meaning of the Listing Standards. The Human Resources Committee recommends salaries and other compensation for executive officers, conducts an annual review of the salary budget, considers other compensation and benefit plans and makes recommendations to the Board, deals with matters of personnel policy and, with the Stock Option Committee, administers the 2005, 1999 and 1992 Stock Option Plans. During 2006, five meetings were held. In 2006, no Bancorp executive officer served as a member of the compensation committee of another entity that had an executive officer who served as a Bancorp director, and no Bancorp executive officer served as a director of another entity that had an executive officer serving on Bancorp’s Human Resources Committee.
Nominating Committee—The Nominating Committee is composed of Robert L. Orndorff, Jr., Chairman, Solomon Graham, Gilbert L. Hardesty, David E. Rippeon, Craig A. Ruppert and W. Drew Stabler. Members of the committee are independent directors within the meaning of the Listing Standards. The Nominating Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics. Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization. Additionally, directors must manage themselves well in their personal deportment and display their ability to challenge the thinking of others and to influence them with constructive approaches. Directors must be able to read and act on financial information including, but not limited to, balance sheets, income statements and cash flow analyses. Finally, directors need to be able to apply informed judgment and long-term, conceptual and systemic thinking to all decisions. The Board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed. The Board also values diversity and seeks to include women and members of minority groups as well as to maintain a range of thinking and personality styles. The Board of Directors of Bancorp has adopted a written charter for the Nominating Committee and a Corporate Governance Policy that also relates to director nominees and the nominating process. The Charter and Policy are available on the Investor Relations area of Bancorp’s Website at www.sandyspringbank.com. The Nominating Committee encourages suggestions for nominees to the Board from the Chief Executive Officer, the Chairman of the Board, other Directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may communicate such suggestions for nominees to the Nominating Committee in care of Bancorp’s Secretary. Please see Shareholder Proposals and Communications on page 25. One meeting of the Nominating Committee was held during 2006.
Director Independence
The Board of Directors has affirmatively determined that all Directors other than Mr. Hollar are independent under the Listing Standards. Those independent directors are:

John Chirtea	Gilbert L. Hardesty	Robert L. Orndorff, Jr.
Mark E. Friis	Pamela A. Little	David E. Rippeon
Susan D. Goff	Charles F. Mess	Craig A. Ruppert
Solomon Graham	Robert L. Mitchell	Lewis R. Schumann
Marshall H. Groom		W. Drew Stabler

The Board of Directors complies with or exceeds the independence requirements for the board and board committees established by the NASDAQ stock market and federal securities and banking laws and the additional standards included in Bancorp’s Corporate Governance Policy, all as described below:
No more than two inside directors may be on the Board at any one time. All other directors must be independent. An inside director is defined as a director that is employed as either an officer of Bancorp or the Bank and serves as a member of the Board of Directors. A director will be considered independent if he or she:
•	Has not been an officer or employee of Bancorp or any of its subsidiaries within the past three years;

•	Has not received during the current year or any of the three previous years any payments from the Bancorp or any of its subsidiaries in excess of $60,000, other than payments for board service, dividends, or loans made in compliance with Regulation O of the Board of Governors of the Federal Reserve System, which establishes approval procedures and limits for extensions of credit by banks and their officers and directors. In addition, this prohibition extends to the receipt of payments, other than receipt of compensation to non-executive officers, by a family member of the director;

•	As a member of the Audit Committee, receives no payments for advice or consulting services provided to Bancorp or its subsidiaries other than for board service and does not own over 10% of Bancorp’s common stock;

•	Has not had a family member who was an executive officer of Bancorp or any of its subsidiaries during the previous three years;

•	Is not, or has not had a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Bancorp or any of its subsidiaries received payments for property or services in the current or any of the previous three years that exceed 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than payments arising solely from investment in Bancorp’s securities or payments under non-discretionary charitable contribution matching programs;

•	Is not, or has not had a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Bancorp or any of its subsidiaries, served on the compensation committee of the other entity;

•	Is not, or has had a family member who is, a current partner of Bancorp’s independent auditor, or was a partner or employee of Bancorp’s independent auditor who worked on Bancorp’s audit at any time during any of the past three years; or

•	Does not have any other relationship that the Board determines would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director.
Family members include a director’s spouse, parents, children, and siblings (by blood, marriage, or adoption) and any person living in the director’s home.
Code of Business Conduct
Bancorp’s Board of Directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries that sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct includes a Code of Ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the Listing Standards. The Code of Business Conduct is available on the Investor Relations area of Bancorp’s website at www.sandyspringbank.com.

Stock Ownership of Directors and Executive Officers
The following table sets forth information as of February 16, 2007 (the latest practicable date), with respect to the shares of Common Stock beneficially owned by each director continuing in office and nominee for director of Bancorp, by certain executive officers of Bancorp, and by all directors and executive officers of Bancorp as a group. Directors qualifying shares are included in shares owned.

	Amount and Nature	Percentage of
	of Beneficial	Common
Name	Ownership(1)(2)(3)	Stock Outstanding
John Chirtea	46,364	*
Mark E. Friis	2,424	*
Susan D. Goff	9,502	*
Solomon Graham	15,048	*
Marshall H. Groom	13,481	*
Gilbert L. Hardesty	15,356	*
Hunter R. Hollar	158,600	1.00%
Pamela A. Little	1,009	*
Charles F. Mess	20,370	*
Robert L. Mitchell	24,554	*
Robert L. Orndorff, Jr.	184,209	1.17%
David E. Rippeon	21,989	*
Craig A. Ruppert	33,508	*
Lewis R. Schumann	94,806	*
W. Drew Stabler	64,803	*
Frank H. Small	79,690	*
R. Louis Caceres	25,989	*
Daniel J. Schrider	28,810	*
Philip J. Mantua	20,550	*
All directors and executive officers as a group (21 persons)	930,010	5.84%

*	Less than 1%.

(1)	Under the rules of the SEC, an individual is considered to “beneficially own” any share of Common Stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security. In addition, an individual is deemed to be the beneficial owner of any share of Common Stock of which he or she has the right to acquire voting or investment power within 60 days of March 5, 2007. Includes 390,998 shares of Common Stock subject to outstanding options which are exercisable within 60 days of March 5, 2007. Of this total, Hunter R. Hollar, Frank H. Small, R. Louis Caceres, Daniel J. Schrider and Philip J. Mantua (the “Named Executive Officers”) hold options to purchase 117,502 shares, 69,743 shares, 25,095 shares, 25,888 shares, and 17,739 shares of Common Stock, respectively. Other executive officers, who are not Named Executive Officers, and directors hold options for 56,678 shares which are exercisable within 60 days. Beneficial ownership also includes 881 shares, 4,236 shares, 1,330 shares, and 1924 shares of Common Stock owned by Mr. Hollar, Mr. Small, Mr. Schrider, and Mr. Mantua respectively, and 3,070 shares of Common Stock owned by executive officers who are not Named Executive Officers, as participants in Bancorp’s Cash and Deferred Profit Sharing Plan. In addition, Mr. Small owns 461 shares, Mr. Schrider owns 683 shares, Mr. Caceres 521 and Mr. Mantua owns 887 shares and executive officers who are not Named Executive Officers own 2,797 shares in the Employee Stock Purchase Plan which are reflected in beneficially owned shares. Under the Employee Stock Purchase Plan, shares are placed under option and are purchased at 85% of their fair market value on the exercise date through monthly payroll deductions of not less than 1% or more than 10% of cash compensation paid in the month. None of the above shares are pledged as security other than 1,000 shares owned by Director Hardesty.

(2)	Includes shares owned directly by directors and executive officers of Bancorp as well as shares held by their spouses and minor children and trusts of which certain directors are trustees. Also includes 77,484 shares held by a trust for which Mr. Schumann is trustee, but in which he has no pecuniary interest.

(3)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
Owners of More Than 5% of Bancorp’s Common Stock
Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by the person who has filed a report of beneficial ownership that exceeds 5% of Bancorp’s outstanding common stock at December 31, 2006.

	Amount and Nature	Percentage of
	of Beneficial	Shares
Name	Ownership(1)	Outstanding(2)
T. Rowe Price Associates, Inc. 100 East Pratt St., Baltimore, MD 21202	1,175,245	7.92%

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares that the person has or shares voting or investment power over. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Bancorp.

(2)	Calculated by Bancorp based upon shares reported as beneficially owned by the listed persons and shares of Bancorp common stock outstanding at February 7, 2007.
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis describes Bancorp’s compensation philosophy, objectives, and processes, including the methodology for determining executive compensation for the Bancorp’s Principal Executive Officer, Principal Financial Officer, and three most highly compensated other executive officers for 2006 (the “Named Executive Officers”). Please also refer to the more detailed compensation disclosures beginning on page 18 of this proxy statement.
Overall Compensation Philosophy & Guiding Principles
Bancorp recognizes and values the critical role that executive leadership plays in its performance. The executive compensation philosophy is intended to attract, motivate, and retain top executive talent, to link executive rewards with shareholder returns, to achieve strategic business objectives, to reward both short and long-term performance, and to provide incentives for better than target results.
The philosophy is to pay conservatively competitive base salaries based on company and individual experience, performance, and contributions. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity based awards, are targeted to be competitive but depend more heavily upon company performance than does base pay. The compensation programs are externally benchmarked to the compensation paid by comparable companies. Total compensation and accountability are intended to increase with position and responsibility.

Compensation Decision Process
The Human Resources Committee is appointed by the Board of Directors of Bancorp and Bank to assist it in recommending, managing, and monitoring compensation and benefit plans for the Chief Executive Officer and other Named Executive Officers. The process by which the committee makes specific decisions relating to executive compensation includes consideration of the following factors:
•	The compensation philosophy;

•	Bancorp’s performance relative to peers and industry standards;

•	Success in attaining annual and long-term goals and objectives;

•	Alignment of executive interests with shareholder interests through equity based awards vesting over a period of years;

•	Management of compensation expense, and emphasis on performance based compensation;

•	Individual performance, experience, and contributions;

•	Executive officer potential;

•	Total compensation and the mix of compensation elements for each named executive officer;

•	The competitiveness of executive compensation relative to Bancorp’s peers and conditions in our labor markets;

•	The relative appropriateness of each named executive officer’s compensation as compared to compensation of other executive officers; and

•	Retention considerations.
Role of the Human Resources Committee, Management and the Compensation Consultants in the Executive Compensation Process
Role of the Human Resources Committee
In the capacity as compensation committee, it is the duty of the Human Resources Committee to review compensation policies applicable to executive officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels and equity based awards for executive officers for consideration by the Board of Directors of Bancorp and the Bank or its committees, as appropriate; and to monitor the adequacy and effectiveness of various compensation and benefit plans and executive succession planning of Bancorp and the Bank. The committee meets throughout the year (four times in 2006) and also takes action by written consent. The chairman of the committee reports on committee actions at meetings of the Board of Directors.
The committee reviews all compensation components for Bancorp’s executive officers, including the Named Executive Officers. Compensation includes base salary; annual bonuses and other short-term incentives; long-term incentives including equity based awards; benefit plans; and other perquisites. The committee determines the appropriate mix of compensation components for each named executive officer.
The committee reviews chief executive officer’s performance and makes recommendations regarding his compensation with the advice of independent consultants. Decisions regarding compensation for other executives are made by the Human Resources Committee considering recommendations from the Chief Executive Officer, Chief Operating Officer, the Senior Vice President of Human Resources, and independent consultants. Decisions by the Human Resources Committee with respect to the compensation of executive officers are approved by the full Board of Directors.
The committee has the authority to obtain advice and assistance from internal or external legal, human resource, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultants and to approve their compensation and the terms of their engagement. Details on the Human Resources Committee’s functions are described in its charter, which has been approved by the Board of Directors.

Role of the Compensation Consultant
The Human Resources Committee is advised by independent compensation consultants. In general, the consultants provide compensation benchmarking and analytical data and render advice to the committee regarding all aspects of the committee’s compensation decisions including the CEO performance review process. The committee has direct access to the consultants and control over their engagement. The committee was advised by three compensation consulting firms during 2006. The firm of FURR Resources, Inc. has been engaged to assist in connection with the annual performance evaluation process for the Chief Executive Officer. The firm of Pearl Meyer & Partners was engaged during 2006 to conduct a review and competitive assessment of total compensation and benefits for Bancorp’s executive officers, including the Named Executive Officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. In that capacity, it has developed peer groups and provided other market data used by Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer. Pearl Meyer & Partners replaced Bancorp’s prior independent compensation consultants Strategic Compensation Planning, Inc., which had served in that capacity for a number of years, as the result of a request for proposal process conducted by Bancorp during 2006.
Role of Bancorp’s Management
Below is a summary of the role of Bancorp’s management in assessing or recommending executive compensation:
•	The CEO is responsible for the development of Bancorp’s strategic plan and annual business plan, which are reviewed and approved by the Board of Directors.

•	The CEO conducts a self-assessment, which is reviewed annually by the Board of Directors. In 2006, Mr. Hollar also participated in a “360 degree” feedback process, which incorporated assessments by other executive officers and board members.

•	The CEO presents executive performance ratings to the Executive Committee and makes recommendations relating to executive compensation, considering the recommendation of the external consultant.

•	The CEO and the Senior Vice President of Human Resources in collaboration with the external compensation consultants, develop proposals relating to potential changes in compensation programs for review and approval by the Human Resources Committee.

•	The CEO, Senior Vice President of Human Resources, and the external compensation consultants, provide the Human Resources Committee with Company data necessary to evaluate and implement compensation proposals and programs.

•	The Senior Vice President of Human Resources works with outside consultants to provide data and information related to the Human Resources Committee’s needs and objectives.
The Human Resources Committee occasionally requests one or more members of executive management or the Senior Vice President of Human Resources to be present at Committee meetings where executive compensation and company or individual performance is discussed and evaluated. Executives are free to provide insight, suggestions, or recommendations regarding executive compensation. However, only independent Human Resources Committee members are allowed to vote on decisions regarding executive compensation.
The Executive Committee meets with the CEO to discuss his performance. The Human Resources Committee makes recommendations and the Board of Directors reviews and approves decisions regarding his compensation package while considering advice from the compensation consultants, as requested. Recommendations for compensation packages for other executives are made by the Human Resources Committee, considering recommendations from the CEO, as well as input from the compensation consultant as requested. These recommendations are ultimately approved by the full Board of Directors.

Compensation Structure/Elements
Bancorp’s total compensation program consists of four main components of compensation: Base Salary, Annual Incentive, Long-Term Incentive/Equity Awards, and Executive Benefits/Perquisites. Following is a summary of the role of each component, a description of how decisions regarding the component are made and the resulting 2006 decisions as they relate to the Named Executive Officers.
Base Salary
Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, as well as competitive salary practices at financial institutions in the peer group benchmarking.
In 2006, executive salaries were reviewed and the following adjustments made:

		Base Salary		Increase
Name	Title	2005	2006	Amount	Percentage
H. Hollar	President & Chief Executive Officer	$421,200	$445,000	$23,800	5.65%
F. Small	Chief Operating Officer	296,400	300,000	3,600	1.21
P. Mantua	Chief Financial Officer	187,200	215,000	27,800	14.85
D. Schrider	Executive Vice President	218,400	235,000	16,600	7.60
L. Caceres	Executive Vice President	218,400	235,000	16,600	7.60
These adjustments were made consistent with the goal of paying conservatively competitive base salaries and were based primarily on peer group benchmarking. The increase for Mr. Mantua also reflected his strong performance. Benchmarking was the basis for the modest salary increase to Mr. Small.
Annual Incentives
During 2006, each of the Named Executive Officers participated in Bancorp’s Stakeholder incentive plan. This plan is designed to pay out a cash reward based on pre-established key performance indicators that assess actual performance relative to plan. This plan also has a minimum net income trigger that must be met before payouts may be made. The key performance indicators are:
•	Growth as measured by gross loans, noninterest bearing accounts, and interest-bearing accounts and repurchase agreements.

•	Pricing/profitability as measured through net interest margin, fee and service charge income.

•	Quality as measured through client satisfaction score, non-performing assets, and net charge offs.

•	Productivity as measured through efficiency ratio.
As part of its annual compensation review, the Human Resources Committee received recommendations from an independent compensation consultant regarding competitive annual incentive awards. The Human Resources Committee has determined that the interests of management, employees, and shareholders are most effectively aligned if the executive’s annual incentive is tied to the Stakeholder incentive plan. Incentives are calculated based on budget and business plan goals as measured by the key performance indicators. For 2006, these target amounts were approved at the March meeting of the Human Resources Committee. The payouts were made in February 2007 based on final company performance for the year. Following are the payouts for the Named Executive Officers:

		Percentage of
Named Executive Officer	2006 Annual Incentive	Base Pay
H. Hollar	$200,302	45.01%
F. Small	112,033	37.34
P. Mantua	52,739	24.53
D. Schrider	77,639	33.04
L. Caceres	77,639	33.04
These payouts are based upon multiples of the percentage of base compensation payable to all eligible employees generally for the year under the Stakeholder incentive plan.
Bancorp does not have a policy regarding adjustment or recovery of awards or payments if the key performance indicators are restated or adjusted. However, as noted under “Committee Discretion and Final Compensation Decisions,” the Human Resources Committee reserves the right to increase or decrease incentive payments in its discretion.
Long-Term Incentive Compensation/Equity Based Awards
Bancorp believes that equity based compensation is among the most effective means of creating a long-term link between the interests of our shareholders and the performance of our organization and our executive team. Vesting schedules for equity based awards also encourage officer retention.
Executives are eligible to receive annual equity awards in the form of stock options, restricted stock, and stock appreciation rights under Bancorp’s 2005 Omnibus Stock plan. The value of equity awards granted is based on competitive market practice, company performance, and individual performance. The Human Resources Committee recommends, in its discretion, the form, number, and terms of equity based awards, and the full Board of Directors approves the awards.
In December of 2006, the Human Resources Committee recommended and the Board of Directors approved the following equity based awards of stock options and restricted stock, primarily based upon individual executive officer performance. The values of the grants of options and restricted stock to each officer are approximately equal, based upon mathematical models used by management for valuation of equity based awards.

Named Executive	Number of Shares	Number of
Officer	Subject to Options	Restricted Shares
H. Hollar	11,500	2,500
F .Small	7,000	1,500
P. Mantua	5,000	1,000
D. Schrider	5,000	1,000
L. Caceres	5,000	1,000
Options vest one-third each on the first, second, and third anniversaries of grant. Restricted stock vests one-fifth each on the first through the fifth anniversaries of grant.
Benefits and Perquisites
The purpose of executive benefits and perquisites is to provide economic value to the executive in order to attract, retain, and motivate key executives. Bancorp’s policy on executive benefits has been to provide benefits consistent with market practice. The Human Resources Committee periodically reviews perquisite practices to ensure alignment with our desired philosophy.
Currently, the Named Executive Officers participate in benefit plans available to all employees including the 401(k) Plan and the Employee Stock Purchase Plan. Other benefits and perquisites are limited and are provided at the discretion of the Human Resources Committee. These benefits include a $6,500 maximum fund for out-of-pocket medical expenses and payment of a supplemental long term disability and a long term care policy for Named Executive Officers. Mr. Hollar received a company-paid automobile and was reimbursed for his health club dues.

Total Compensation Mix
The Human Resources Committee believes that the elements described above provide a well proportioned mix of security-oriented compensation, at-risk/performance-based compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. By following a portfolio approach to benefits, we provide the executive a measure of security as to the minimum levels of compensation he or she is eligible to receive, while motivating the executive to focus on the business measures that will produce a high level of performance for Bancorp and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of annual incentives and the equity based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance; between reward and retention.
For Bancorp’s key executives, the mix of compensation is weighted heavily toward at-risk, performance pay, as delivered through the annual incentive plan and equity based award program. This mix strategy results in a pay-for-performance orientation that aligns with our philosophy to pay median pay for median performance and above market pay for superior performance.
Inputs for Compensation Determinations
Company Goal Setting for Compensation Purposes
On an annual basis, the Board of Directors approves annual company-wide goals. These goals are designed to support the multi-year strategic plan by setting annual targets for achievement. The committee uses the CEO goals to measure the CEO’s annual performance review. These goals along with competitive information help determine the incentive award determination for the CEO and executive officers. Once the annual strategic goals are defined, the Human Resources Committee works with management, its independent compensation consultant, and the Senior Vice President of Human Resources to set the performance levels for the Stakeholder incentive plan.
The CEO discusses and reports on the performance of Bancorp with the Board of Directors on a regular basis throughout the year.
At the end of the plan year, the CEO reviews the performance relative to the strategic plan and specific incentive targets. This information is used in assessing individual performance of the CEO and executives.
Pay Levels and Benchmarking
Pay levels for executives are determined based on a number of factors, including the individual’s role and responsibilities within Bancorp, the individual’s experience and expertise, the pay levels of peers within Bancorp, pay levels in the market place for similar positions, and performance and contribution of the individual and Bancorp as a whole.
The Human Resources Committee assesses “competitive market” compensation using a number of data sources reflecting industry practices of other banking organizations similar in size and region to Bancorp.
A primary data source used in setting competitive market for the Named Executive Officers is the information publicly disclosed by a peer group of other publicly traded banking organizations. This peer group for 2006 was recommended by our independent compensation consultants, and was reviewed by the CEO and Human Resources Committee. It includes banking organizations of similar asset size in our region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated each year as appropriate since the comparable organizations may change depending on acquisitions and business focus of Bancorp or peer institutions. Given Bancorp’s growth and the high rate of mergers in the banking industry, the peer group has traditionally been reviewed and updated from year to year. Overall, the goal is to have 20-24 comparative banks that provide a market perspective for executive total compensation.

Matches to proxy data are made based on comparison of role, rather than rank to ensure a better comparison. The banks are between $2.1 and $4.5 billion in total assets, with a median total assets size of approximately $2.8 billon, consistent with Bancorp’s asset size. All banks are within the Northeast region. Below is a listing of the 24 peer banking institutions used by Bancorp:

		Total Assets	Return on	Return on
Institution	State	(Billions)	Assets	Equity
WSFS Financial Corporation	DE	$2.5	1.10%	13.54%
Lakeland Bancorp, Inc.	NJ	$2.1	.90	10.79
Sun Bancorp	NJ	$3.1	.63	7.80
Yardville National Bancorp	NJ	$2.8	.70	12.38
Community Bank System, Inc.	NY	$4.4	1.20	11.39
Dime Community Bankshares	NY	$3.4	1.38	16.76
Financial Institutions	NY	$2.2	.57	6.73
Flushing Financial	NY	$2.1	1.13	14.97
NBT Bancorp	NY	$4.2	1.21	15.69
Partners Trust Financial	NY	$3.7	.51	3.5
Signature Bank	NY	$3.4	1.16	11.70
Trustco Bank Corp	NY	$2.9	2.00	25.27
USB Holding	NY	$2.7	.96	16.14
First Financial Bancorp	OH	$3.9	1.05	11.21
First Place Financial	OH	$2.2	.83	7.46
United Community Financial	OH	$2.3	.83	7.01
Harleysville National Corp.	PA	$3.0	1.39	15.31
KNBT Bancorp	PA	$2.4	.81	4.57
National Penn	PA	$4.5	1.21	13.25
Omega Financial	PA	$2.1	1.24	8.89
S&T Bancorp	PA	$3.0	1.83	16.07
Sterling Financial	PA	$2.7	1.39	14.28
City Holding Company	WV	$2.2	2.10	22.4.3
WesBanco, Inc.	WV	$4.0	2.07	11.37

Median		$2.8	1.12	12.04
Average		$3.0	1.13	12.44

Sandy Spring Bancorp, Inc. (2005)	MD	$2.5	1.41	16.21
Peer Data Sources:            SNL Financial and Strategic Compensation Planning, Inc.
The specific elements of compensation reviewed as part of this comparable company analysis include base salaries, annual performance bonuses, and long-term incentives relative to the peer group.
The Human Resources Committee generally intends that the base salary for each executive will be conservatively competitive, but that above target performance will be rewarded above market incentives. Bancorp has set an aggressive strategic plan and performance goals, and is therefore willing to make awards commensurate with the achievement of these performance goals and objectives.
Committee Discretion and Final Compensation Decisions
The Human Resources Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls; this is the premise behind the Stakeholders incentive plan. Likewise, the committee retains the discretion to increase payouts or consider special awards for significant performance, or due to subjective factors described above. The Human Resources Committee believes that the compensation package for each of the Named Executive Officers is appropriately within the range of the peer data and reasonable given Bancorp and individual performance.

Employment and Other Significant Agreements with Executive Officers
Employment Agreements
Each of the Named Executive Officers has an employment agreement with Bancorp and the Bank. The Human Resources Committee and the Board of Directors believe that these agreements assure fair treatment of the executive in relation to his career with Bancorp by assuring him of some financial security. The agreements also protect the shareholders by encouraging the executive to continue his attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire Bancorp.
These employment agreements have an initial term of three years for Mr. Hollar and two years for the other Named Executive Officers, and are automatically renewed for an additional one year upon each anniversary unless written notice not to renew has been given by the executive or Bancorp. They provide for minimum base salaries, subject to annual review, and the right to participation in incentive compensation and benefit plans.
Upon termination of the executive without just cause by Bancorp, or with good reason by the executive, the executive is entitled to salary and bonuses for the remaining term of the Agreement, payable in a lump-sum based upon prior year compensation levels. The executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its customers. The executive also is bound by a covenant not to compete and not to interfere with other employees of Bancorp if the executive’s employment is terminated for just cause, disability, or retirement or he resigns without good reason.
In the event of a voluntary resignation, the named executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of a retirement, the named executive officer would receive no additional compensation under the agreement.
The agreements provide for additional benefits in the event of a change in control of Bancorp or the Bank and either a termination of the officer’s employment without just cause or a resignation by the officer with good reason, as defined in the agreements. In those circumstances, the officer is entitled to a lump-sum cash payment equal to 2.99 times the sum of the executive’s annual salary at the highest rate in effect during the preceding twelve months and bonuses for the preceding calendar year. The executive also would be entitled to continued participation for a three-year period in Bancorp-sponsored health and welfare plans. The agreement requires Bancorp and the Bank to hold the executive harmless from the federal excise tax assessable if payments and benefits exceed the amount allowable as a deduction under Section 280G of the Internal Revenue Code.
Supplemental Executive Retirement Agreements
The Bank, upon the recommendation of the Human Resources Committee, has entered into individual Supplemental Executive Retirement Agreements with certain executives, including Named Executive Officers. These agreements are designed to provide post-retirement benefits to enable a targeted level of covered retirement income to be met and to provide certain pre-retirement death and disability benefits should the executive die or become disabled prior to retirement age. The annual post-retirement deferred compensation benefit is designed to replace between 65% and 70% of the executive’s projected final average pay at retirement date in conjunction with the Bank’s Pension Plan, 401(k) Plan, Social Security retirement benefits, and any benefits payable to the executive under a prior employer’s pension plan. Normal retirement benefits under the agreements are payable in equal monthly payments over 15 years or until the death of the executive, whichever is longer. There are also provisions in this plan in the event of early retirement, death, disability, or in the event of a change in control of Bancorp or the Bank and either a termination of the officer’s employment without just cause or a resignation by the officer with good reason.
Change in Control Benefit Triggers
The right to change in control benefits under the employment agreements and Supplemental Executive Retirement Agreements are dependent on a “double trigger,” that is, there must be both a change in control and a termination of employment without just or cause or with good reason. However, the employment agreements allow each executive officer to terminate “with good reason” for any reason within the sixty day period that begins six months after the closing date of a definitive agreement that results in the change in control. The Human Resources Committee believes these trigger provisions are reasonable and in the best interests of shareholders and should help (a) to retain executives useful for the transition of a change in control for at least six months after the closing; (b) to reduce potential misincentives for executives in the period in which a change in control is being evaluated and negotiated; and (c) to avoid the potential double payment of executives who continue their employment after a change in control that could result from a single change in control trigger.
Impact of Accounting and Tax on the Form of Compensation
The Human Resources Committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans.
The Human Resources Committee has considered the impact of the Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment,” which Bancorp adopted on January 1, 2006, on Bancorp’s use of equity based awards. This consideration factored heavily in our decision to move to a mix of restricted stock and stock options for 2006.
The committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the “Code”) with respect to annual compensation exceeding $1 million and Section 280(g) of the Code with respect to change in control payments exceeding specified limits.
Equity Based Award Practices
Equity based awards are granted in December of each year. The committee’s compensation consultants provide information and advice to the committee in connection with its recommendation, including advice regarding the types, terms, and value of equity based awards to grant. In 2006, the committee considered a number of alternatives for annual awards with the assistance of its independent compensation consultants and management. The committee placed particular emphasis on the expense implications to Bancorp of various types of awards. Based upon its analysis, the committee recommended and the stock option committee approved grants of both stock options, vesting over a three-year period and restricted stock vesting over a five-year period. The grant date for all awards is the date of Board approval of the grants. The exercise price is the closing price of Bancorp common stock on the grant date.
Ownership Guidelines
Bancorp does not currently have a formal stock ownership requirement for executives, but all of our current executive officers own Bancorp common stock. We encourage stock ownership by executives on a voluntary basis. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under our equity compensation plan.
Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006.
February 15, 2007

HUMAN RESOURCES COMMITTEE

Robert L. Mitchell, Chairman
John Chirtea	Susan D. Goff
Charles F. Mess	Robert L. Orndorff, Jr.
David E. Rippeon	W. Drew Stabler

Executive Compensation
Summary Of Compensation Table
The following table summarizes compensation earned by or awarded to Bancorp’s Principal Executive Officer, Principal Financial Officer, and the three most highly compensated other executive officers for 2006 (the “Named Executive Officers”).

						Change in
						Pension Value
						&
						Nonqualified
					Non-Equity	Deferred	All Other
			Stock	Option	Incentive Plan	Compensation	Compen-
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	sation
Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total
Hunter R. Hollar	2006	$437,677	—	—	$200,302	$403,036	$26,894	$1,067,909
President & Chief Executive Officer
Philip J. Mantua	2006	206,446	—	—	52,739	79,196	8,793	347,174
Executive Vice President & Chief Financial Officer
Frank H. Small	2006	298,892	—	—	112,033	413,724	17,991	842,640
Executive Vice President & Chief Operating Officer
R. Louis Caceres	2006	229,892	—	—	77,639	59,827	10,516	377,874
Executive Vice President
Daniel J. Schrider	2006	229,892	—	—	77,639	51,382	9,478	368,391
Executive Vice President

(1)	See the description of the principal terms of the employments between Bancorp and each of the named executives on page 16.

(2)	Bancorp recognized no expense in 2006 on stock awards made in that year. See the discussion of equity award valuation in Note 13 to the Consolidated financial Statements contained in Bancorp’s 2006 Annual Report on Form 10-K.

(3)	Bancorp recognized no expense in 2006 on option awards made in that year. See the discussion of equity award valuation in Note 13 to the Consolidated Financial Statements contained in Bancorp’s 2006 Annual Report on Form 10-K.

(4)	Represents incentive payments made under Bancorp’s Stakeholder incentive plan, which is described under the heading “Annual Incentives” on page 12.

(5)	This represents the total change with respect to Bancorp’s qualified pension plan and the Supplemental Executive Retirement Agreements with the executives. See the table of Pension Benefits on page 22 and the description of the Supplemental Executive Retirement Agreements on page 16.

(6)	Consists of the value of perquisites and personal benefits including educational benefits, supplemental executive plans with respect to reimbursement of health costs not covered by Bancorp’s health plans, supplemental long term care and disability insurance, life insurance benefits, and with respect to Mr. Hollar, automobile usage. None of the values of individual perquisites and benefits exceeded $25,000.

Outstanding Equity Awards At Fiscal Year End (1)
The following table shows outstanding equity awards to the Named Executive Officers at December 31, 2006.

	Option Awards				Stock Awards
						Market
		Number of				Value of
	Number of	Securities			Number of	Shares or
	Securities	Underlying			Shares or Units	Units of
	Underlying	Unexercised			of Stock That	Stock That
	Unexercised	Options (#)	Option	Option	Have Not	Have Not
	Options (#)	Unexercisable	Exercise	Expiration	Vested (#)	Vested ($)
Name	Exercisable	(2)	Price ($)	Date	(3)	(4)
Hunter R. Hollar	9,000	—	16.42	12/17/2007	—	—
	4,500	—	20.33	12/16/2008	—	—
	10,520	—	17.21	12/15/2009	—	—
	7,481	—	14.54	12/13/2010	—	—
	18,400	—	32.25	12/21/2011	—	—
	17,000	—	31.25	12/11/2012	—	—
	16,950	—	38.91	12/17/2013	—	—
	18,650	—	38.00	12/15/2014	—	—
	15,001	7,499	38.13	12/14/2012	—	—
	—	11,500	37.40	12/13/2013	2,500	95,450

Philip J. Mantua	175	—	17.21	12/15/2009	—	—
	1,800	—	14.54	12/13/2010	—	—
	1,500	—	32.25	12/21/2011	—	—
	1,750	—	31.25	12/11/2012	—	—
	2,200	—	38.91	12/17/2013	—	—
	6,050	—	38.00	12/15/2014	—	—
	4,264	2,131	38.13	12/14/2012	—	—
	—	5,000	37.40	12/13/2013	1,000	38,180

Frank H. Small	4,500	—	16.42	12/17/2007	—	—
	2,250	—	20.33	12/16/2008	—	—
	6,750	—	17.21	12/15/2009	—	—
	12,001	—	14.54	12/13/2010	—	—
	6,400	—	32.25	12/21/2011	—	—
	8,350	—	31.25	12/11/2012	—	—
	10,325	—	38.91	12/17/2013	—	—
	11,250	—	38.00	12/15/2014	—	—
	7,917	3,958	38.13	12/14/2012	—	—
	—	7,000	37.40	12/13/2013	1,500	57,270
(continued)

Outstanding Equity Awards At Fiscal Year End (1) (continued)

	Option Awards				Stock Awards
						Market
		Number of				Value of
	Number of	Securities			Number of	Shares or
	Securities	Underlying			Shares or Units	Units of
	Underlying	Unexercised			of Stock That	Stock That
	Unexercised	Options (#)	Option	Option	Have Not	Have Not
	Options (#)	Unexercisable	Exercise	Expiration	Vested (#)	Vested ($)
Name	Exercisable	(2)	Price ($)	Date	(3)	(4)
R. Louis Caceres	2,081	—	17.21	12/15/2009	—	—
	3,000	—	32.25	12/21/2011	—	—
	4,700	—	31.25	12/11/2012	—	—
	5,000	—	38.91	12/17/2013	—	—
	6,050	—	38.00	12/15/2014	—	—
	4,264	2,131	38.13	12/14/2012	—	—
	—	5,000	37.40	12/13/2013	1,000	38,180

Daniel J. Schrider	800	—	17.21	12/15/2009	—	—
	2,499	—	14.54	12/13/2010	—	—
	2,000	—	32.25	12/21/2011	—	—
	4,700	—	31.25	12/11/2012	—	—
	5,000	—	38.91	12/17/2013	—	—
	6,625	—	38.00	12/15/2014	—	—
	4,264	2,131	38.13	12/14/2012	—	—
	—	5,000	37.40	12/13/2013	1,000	38,180

(1)	All outstanding equity awards were issued under Bancorp’s 1999 Stock Option Plan or Bancorp’s 2005 Omnibus Stock Plan.

(2)	Unexercisable options expiring in 2012 vest on December 14, 2007. One-third of the unexercisable options expiring in 2013 vest on December 13, 2007, 2008, and 2009.

(3)	Shares that are not vested vest one-fifth each on December 13, 2007, 2008, 2009, 2010, and 2011.

(4)	Aggregate market values are based upon the closing price of $38.18 on December 29, 2006, the last business day of the year.

Grants of Plan-Based Awards
The following table provides information regarding grants of awards of restricted stock and stock options under Bancorp’s Omnibus Stock Plan.

		Estimated Future
		Payouts Under	Exercise or Base	Grant Date Fair Value
		Equity Incentive Plan	Price of Option	of Stock and Option
Name	Grant Date	Awards (1)	Awards ($/sh)	Awards (2)
Hunter R. Hollar	12/13/2006	$187,110	$37.40	$187,110
Philip J. Mantua	12/13/2006	78,100	37.40	78,100
Frank H. Small	12/13/2006	113,080	37.40	113,080
R. Louis Caceres	12/13/2006	78,100	37.40	78,100
Daniel J. Schrider	12/13/2006	78,100	37.40	78,100

(1)	In December 2006, the board of Directors approved equity awards of stock options and restricted stock for the named Executive Officers. Bancorp recorded no expense on these awards during 2006.

(2)	Executives received annual equity awards in the form of stock options and restricted stock under Bancorp’s 2005 Omnibus Stock Plan. The equity awards are designed to reward long-term performance, align executives with shareholder interests and serve as a retention feature. Equity awards are based on competitive market practice, company performance, and individual performance. The Human Resources Committee recommends, at its discretion, and the full Board of Directors approves, the granting of stock options and shares of restricted stock in proportion and upon such terms and conditions as it may determine.
Option Exercises and Stock Vested
The following table shows exercises of stock options by the Named Executive Officers during 2006 and the value realized by them upon exercise.

Number of
	Shares Acquired	Value Realized
	on Exercise	Upon Exercise
Name	(#)	($)
Hunter R. Hollar	4,500	$117,518
Philip J. Mantua	—	—
Frank H. Small	2,250	58,759
R. Louis Caceres	—	—
Daniel J. Schrider	—	—

Pension Benefits
The following table shows the present value of the accumulated benefit under Bancorp’s Pension Plan and the Supplemental Executive Retirement Agreements with each Named Executive Officer.

		Number of Years	Present Value of
Name	Plan Name (1)	of Credited Service	Accumulated Benefit (1)
Hunter R. Hollar	Pension Plan	16	$218,101
	Supplemental Executive Retirement Agreement	16	1,363,647

Philip J. Mantua	Pension Plan	8	34,327
	Supplemental Executive Retirement Agreement	7	109,863

Frank H. Small	Pension Plan	16	247,399
	Supplemental Executive Retirement Agreement	16	1,032,619

R. Louis Caceres	Pension Plan	8	40,095
	Supplemental Executive Retirement Agreement	7	109,550

Daniel J. Schrider	Pension Plan	18	48,144
	Supplemental Executive Retirement Agreement	17	83,872

(1)	These plans and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the 2006 Annual Report on Form 10-K. See the description of the Supplemental Executive Retirement Agreements on page 16.
Bancorp’s defined benefit, tax-qualified Pension Plan is generally available to employees. Benefits under Bancorp’s Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, overtime pay, bonuses, and other cash compensation, which for the named executives correspond, in general, to the total of the amounts in the “Salary” and “Bonus” columns in the Summary Compensation Table, up to a total of $220,000. Retirement benefits equal the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year’s earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year’s earnings thereafter. In addition, if the participant’s age plus years of service as of January 1, 2001 equals at least 60, and the participant had at least 15 years of service at that date, he or she will receive an additional benefit of 1% of year 2000 earnings for each of the first 10 years of service completed after December 31, 2000. The Pension Plan permits early retirement at age 55 after at least 10 years of service.
Nonqualified Deferred Compensation
The following table summarizes the contributions and earnings for the Named Executive Officers under the nonqualified deferred compensation plan.

	Executive	Registrant			Aggregate
	Contributions	Contributions	Aggregate	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Earnings in Last	Withdrawals/	Last Fiscal
Name	Year	Year	Fiscal Year (1)	Distributions	Year End (1)
Hunter R. Hollar	0	0	$14,601	0	$209,392
Philip J. Mantua	0	0	0	0	0
Frank H. Small	0	0	0	0	0
R. Louis Caceres	0	0	0	0	0
Daniel J. Schrider	0	0	0	0	0

(1)	Mr. Hollar participates in a nonqualified, unfunded, deferred compensation plan, under which he last deferred earnings in 2002. Annual earnings accrue at the prime rate in effect on December 31 of the prior year, or 7.25% for 2006. The amount considered to be preferential interest in 2006 was $2,258. Aggregate earnings have been included in compensation in the summary compensation tables in this report and in previous years.
Potential Payments Upon Termination
The following table summarizes the payments to which Named Executive Officers are entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Supplemental Executive Retirement Agreements, the Option Plans, and the 2005 Omnibus Stock Plan. Benefits payable under Bancorp’s Pension Plan or 401(k) Plan are not included.

	Hunter R.	Philip J.	Frank H.	R. Louis	Daniel J.
	Hollar	Mantua	Small	Caceres	Schrider

Termination without a Change in Control:
Retirement:(1)
Employment agreements	$—	$—	$—	$—	$—
Supplemental executive retirement agreements(2)	1,363,647	43,945	1,032,619	43,820	83,872
Equity awards	—	—	—	—	—

Total	$1,363,647	$43,945	$1,032,619	$43,820	$83,872

Death:
Employment agreements(3)	$—	$—	$—	$—	$—
Supplemental executive retirement agreements (4)	1,363,647	109,863	1,032,619	109,550	83,872
Equity awards (5)	104,795	42,293	62,928	42,187	42,187

Total	$1,468,442	$152,156	$1,095,547	$151,737	$126,059

Disability:
Employment agreements(6)	$365,307	$171,655	$302,867	$181,579	$194,486
Supplemental executive retirement agreements(7)	897,761	72,329	679,828	72,123	55,217
Equity awards(5)	104,795	42,293	62,928	42,187	42,187

Total	$1,367,863	$286,277	$1,045,623	$295,889	$291,890

Voluntary termination by executive officer:
Employment agreements	$—	$—	$—	$—	$—
Supplemental executive retirement agreements(8)	1,363,647	43,945	1,032,619	43,820	83,872
Equity awards	—	—	—	—	—

Total	$1,363,647	$43,945	$1,032,619	$43,820	$83,872

Termination by Bancorp with Just Cause	None	None	None	None	None

Termination by Bancorp without Just Cause or by executive with Good Reason:
Employment agreements(9)	$1,378,264	$447,917	$597,500	$381,875	$341,403
Supplemental executive retirement agreements(10)	1,363,647	43,945	1,032,619	43,820	83,872
Equity awards	—	—	—	—	—

Total	$2,741,911	$491,862	$1,630,119	$425,695	$425,275

Termination in connection with a Change in Control:
Employment agreements-compensation and benefits (11)	$1,928,546	$755,556	$1,480,403	$785,002	$862,183
Employment agreements-tax gross up(12)	636,461	439,558	734,920	452,712	430,652
Supplemental executive retirement agreements (13)	1,363,647	109,863	1,032,619	109,550	83,872
Equity awards (5)	104,795	42,293	62,928	42,187	42,187

Total	$4,033,449	$1,347,270	$3,310,870	$1,389,451	$1,418,894

(1)	Does not include benefits payable under Bancorp’s pension plan.

(2)	All executives are under age 65 and are not yet eligible for regular retirement under these agreements. Mr. Small is eligible for early retirement. Amounts shown are the vested accrued benefit accounts. See Supplemental Executive Retirement Agreements on page 16.

(3)	Base salary is paid through the last day of the month of death.

(4)	Bancorp acquired insurance policies on the lives of the executives who have entered these agreements. If such a policy is in effect at the date of death, Bancorp receives the insurance benefit and the executive’s beneficiaries are entitled to the greater of (a) the retirement benefits calculated as if the executive retired on the date of death, or (b) the benefits under a fifteen-year annuity that may be purchased for three times the executives final average pay. If the policy is not in effect, the executive’s beneficiaries are entitled to the accrued benefit at the date of death payable in 180 monthly installments. See Supplemental Executive Retirement Agreements on page 16.

(5)	Include (a) the market value of restricted stock for which vesting is accelerated and (b) the market value of shares issuable upon the exercise of options for which vesting is accelerated less the option exercise price.

(6)	The employment agreements provide for continuation of salary, net of payments under Bancorp’s disability policies, plus benefits for the remaining term of the agreements. Amounts shown are not discounted.

(7)	The disability benefits under the agreements are the accrued benefits payable in 180 monthly installments. The amounts shown are the present values of those payments discounted at an annual rate of 6.0%.

(8)	The benefits in the event of a voluntary termination before early retirement age (age 60) and after ten years of service are the payments under a 15-year annuity that may be purchased with the vested accrued benefit. Full vesting occurs at 15 years of service. See Supplemental Executive Retirement Agreement on page 16.

(9)	The executive is entitled to salary and bonus for the remaining term of the agreement in the event of termination by Bancorp without Just Cause or by the executive with Good Reason.

(10)	Benefits are the same as those payable in the event of voluntary termination by the executive.

(11)	Consist of 2.99 times salary and other compensation in a lump sum and the value of three calendar years of health and welfare benefits to which the executives are entitled in the event of termination by Bancorp without Just Cause or by the executive with Good Reason within the period beginning six months before and ending two years after a change in control. An executive also is entitled to these benefits in the event he terminates his employment for any reason within the sixty-day period that begins six months after the closing of an agreement that triggered the change in control. See Employment Agreements on page 16.

(12)	The executive is entitled to a payment to offset the federal excise tax on excess parachute payments. This tax is payable if the value of change in control related payments calculated under federal income tax rules exceeds three times the executive’s five-year average compensation. The amount subject to the tax is the excess of the value of the change in control payments over the average compensation. The tax rate for each executive used for this calculation is the highest marginal combined federal, state, and local tax rate applicable in his place of residence.

(13)	The amounts shown are the accrued benefits. The agreements provide change in control benefits if the executive’s employment is terminated without just cause, or the executive terminates employment with good reason, in the period beginning six months before and ending two years after a change in control. The benefits provided are retirement benefits calculated as if the termination was the retirement date. If the change in control was approved in advance by a majority of the continuing directors, the payments begin at age 65 (or 60 if early retirement is elected), which is assumed in the calculation above. If the change in control was not so approved, the payments begin in the month following termination of employment. See Supplemental Executive Retirement Agreement on page 16.

Transactions and Relationships with Management
Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.
Bancorp’s written Code of Ethics requires that all related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Audit Committee, another committee of independent directors, or the independent directors on the Board. As required by Federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Other related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.
Director Lewis R. Schumann is a partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd., which Bancorp and the Bank have retained during 2006 and expect to retain during the current year as legal counsel. The law firm provides legal services on matters such as routine litigation, customer account issues, and trust and estate administration.
Shareholder Proposals and Communications
From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations that govern the inclusion of such proposals in Bancorp’s annual proxy materials. Shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders may be eligible for inclusion in Bancorp’s proxy materials for that Annual Meeting if received by Bancorp at its executive offices not later than November 12, 2007 unless the date of the 2008 annual meeting is more than 30 days from April 16, 2008, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
In addition, Bancorp’s Bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the Bylaws concerning the shareholder and the business proposed to be brought before the meeting.
Shareholders also may nominate candidates for director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 13, 2007. The nomination should be sent to the attention of Bancorp’s Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to provide all information requested by Bancorp in a timely manner for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the Annual Meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.
Bancorp’s shareholders may communicate with the Board of Directors or any individual Director by addressing correspondence to the board or such director in care of the Secretary at Bancorp’s main office by mail, courier, or facsimile or by e-mail through the “contact us” feature of the Investor Relations area of its website at www.sandyspringbank.com.

The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Bancorp and to provide an opportunity for shareholders to express any concerns to them. Bancorp has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp’s executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent stockholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file.
Based solely on Bancorp’s review of the copies of such forms it has received, Bancorp believes that all its executive officers and directors have complied with all filing requirements applicable to them with respect to transactions during 2006.
PROPOSAL II: Ratification of Selection of Bancorp’s Independent Registered Public Accounting Firm
The Audit Committee has appointed the firm of McGladrey & Pullen, LLP as Bancorp’s independent registered public accounting firm for 2007. In accordance with established policy, the Board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2008.
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of McGladrey & Pullen, LLP as Bancorp’s independent registered public accounting firm for 2007. Therefore, abstentions effectively count as votes against this proposal.
McGladrey & Pullen, LLP was appointed as Bancorp’s independent registered public accounting firm for 2006. Representatives of McGladrey & Pullen will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the annual financial statements of Sandy Spring Bancorp, Inc., and subsidiaries for the year ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

	2006	2005
Audit Fees(1)	$322,250	$283,750
Audit-Related Fees(2)	$48,346	$89,500
Tax Services(3)	$163,508	$57,866

(1)	Audit fees consist of fees for professional services rendered for the audit of Bancorp’s consolidated financial statements and review of financial statements included in Bancorp’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit related services were for services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultation concerning financial accounting and reporting standards.

(3)	Tax services fees consist of fees for a merger related tax opinion and for compliance tax services including tax planning and advice and preparation of tax returns.

The Audit Committee is required to preapprove all auditing services and permitted non-audit services provided by Bancorp’s independent registered public accounting firm, under Securities and Exchange Commission regulations that became effective in May 2003. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5 percent of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp’s independent registered public accounting firm have been preapproved by the Audit Committee as required by Securities and Exchange Commission regulations and the Audit Committee’s charter without exception.
Report of the Audit Committee
Bancorp’s Audit Committee is appointed by the Board of Directors to assist the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements included in Bancorp’s 2006 Annual Report on Form 10-K with management; (2) has discussed with the Bancorp’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61; and (3) has received the written disclosures and the letter from the Bancorp’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed independence with the Bancorp’s independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the Board of Directors that the audited financial statements be included in the 2006 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the Bancorp’s independent registered public accounting firm are consistent with its independence. The Audit Committee Charter is available on the Investor Relations area of Bancorp’s website at www.sandyspringbank.com.
February 28, 2007

AUDIT COMMITTEE

John Chirtea, Chairman
Mark E. Friis	Gilbert L. Hardesty
Pamela A. Little	Charles F. Mess
Craig A. Ruppert
The Board recommends a vote “FOR” the ratification of McGladrey & Pullen, LLP as the Bancorp’s independent registered public accounting firm for 2007.
By order of the Board of Directors,

Ronald E. Kuykendall
Executive Vice President, General Counsel
& Secretary
Dated: March 15, 2007

-FORM OF PROXY-
REVOCABLE PROXY
SANDY SPRING BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 18, 2007
The undersigned hereby constitutes and appoints Susan D. Goff and Robert L. Orndorff, Jr. and each of them the proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders (the “Annual Meeting”) of Sandy Spring Bancorp, Inc. (“Bancorp”) to be held at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, MD. on Wednesday, April 18, 2007 at 3:00 p.m. Eastern Time, or at any adjournment thereof, and to vote all the shares of stock of Bancorp that the undersigned may be entitled to vote, upon the following matters:
(Continued and to be signed on the reverse side)
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AS SHOWN IN ITEM I AND “FOR” ITEM 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. The election as directors of all nominees listed below:

NOMINEES
☐	FOR ALL NOMINEES	O	Marshall H. Groom
	WITHHOLD AUTHORITY	O	Solomon Graham
☐	FOR ALL NOMINEES	O	Gilbert L. Hardesty
☐	FOR ALL EXCEPT	O	Charles F. Mess
(See instructions below)		O	Lewis R. Schumann
		O	W. Drew Stabler
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
2. The ratification of appointment of McGladrey & Pullen, LLP, as the independent registered public accounting firm for 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐
The transaction of such other business as may properly come before the Annual Meeting or adjournment thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at any time prior to its exercise.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:

Signature of Shareholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.